Exhibit 99.1

FOR IMMEDIATE RELEASE

Media:	Ellen Barry (614) 553-3858 ellen.barry@cardinalhealth.com	Investors:	Sally Curley (614) 757-7115 sally.curley@cardinalhealth.com

Cardinal Health to Acquire Leading Patient Product Portfolio

from Medtronic for $6.1 Billion

•	Increases Cardinal Health’s product breadth in consumable medical products

•	Creates additional geographic scale and scope and expands existing channel reach into the operating room and long-term care

DUBLIN, Ohio, April 18, 2017 — Cardinal Health (NYSE:CAH) today announced that it has entered into a definitive agreement to acquire Medtronic’s Patient Care, Deep Vein Thrombosis and Nutritional Insufficiency businesses for $6.1 billion in cash. The purchase price does not include cash tax benefits of at least $100 million. The acquisition is expected to be financed with a combination of $4.5 billion in new senior unsecured notes and existing cash. The transaction is expected to close in the first quarter of Cardinal Health’s fiscal year 2018, subject to customary closing conditions, including regulatory clearances.

The Patient Care, Deep Vein Thrombosis and Nutritional Insufficiency businesses encompass 23 product categories across multiple market settings, including numerous industry-leading brands, such as Curity, Kendall, Dover, Argyle and Kangaroo, which are used in nearly every U.S. hospital. Total revenues for the businesses were $2.3 billion for the 12 months ending October 2016 with more than 70 percent of total sales in the U.S.

Cardinal Health expects the acquisition to be accretive to non-GAAP1 diluted earnings per share from continuing operations by more than $0.21 per share in fiscal 2018, which includes approximately $100 million of inventory step-up costs during the first few quarters following closing. This is net of estimated incremental annual financing-related interest expense of up to $0.39, subject to change based on the company’s ultimate bond pricing and tax rate. The company expects the acquisition to be accretive to non-GAAP diluted earnings per share by more than $0.55 per share in fiscal 2019, and increasingly accretive thereafter. By the end of fiscal 2020, the company assumes synergies will exceed $150 million annually.

“We are thrilled about today’s announcement, as this well-established product line is complementary to our medical consumables business and fits naturally into our customer offering. For this reason, this product portfolio has been on our radar for many years,” said George S. Barrett, Cardinal Health chairman and CEO. “We distribute some of these products today and have been collaborative partners with the leadership of this business. Given the current trends in healthcare, including aging demographics and a focus on post-acute care, this industry-leading portfolio will help us further expand our scope in the operating room, in long-term care facilities and in home healthcare, reaching customers across the entire continuum of care.

“We’re also looking forward to welcoming the more than 10,000 employees across these businesses who share our dedication to serving customers and their patients by providing high-quality products and services.”

Once the transaction is complete, the Patient Care, Deep Vein Thrombosis and Nutritional Insufficiency businesses will become part of Cardinal Health’s Medical segment, which is led by Don Casey, the segment’s chief executive officer.

“Not only is this portfolio complementary to our existing suite of products, it enables us to build further scale on our established global platforms,” said Casey. “We are familiar with the talented team who will be joining us and have worked closely with many of them in the past. We believe this will help us execute an efficient and seamless integration after the transaction closes. These leading products perfectly complement Cardinal Health’s position in a value-based world, bringing additional reach and breadth that build on our existing strengths.”

Cardinal Health plans to issue long-term debt to finance the transaction and has obtained a commitment letter from Goldman Sachs Bank USA and Goldman Sachs Lending Partners LLC to provide a $4.5 billion unsecured bridge loan.

Goldman, Sachs & Co. and Perella Weinberg Partners LP served as Cardinal Health’s financial advisors on this transaction, and Skadden, Arps, Slate, Meagher & Flom LLP and Jones Day served as its legal advisors.

For more information on the acquisition, visit the Investor Relations page at ir.cardinalhealth.com.

Cardinal Health_Acquisition Fact Sheet - LINK

Cardinal Health_Transaction Slide Presentation - LINK

Conference Call

Please also reference an additional release issued today by Cardinal Health entitled, “Cardinal Health updates fiscal 2017 guidance; provides early outlook for future fiscal years.”

Cardinal Health will host a webcast and a conference call today at 8:30 a.m. Eastern to discuss both of today’s announcements. To access the call and corresponding slide presentation, go to the Investor Relations page at ir.cardinalhealth.com. The call also can be accessed by dialing 913-312-1502, passcode #2495375. There is no pre-registration for the call; however, participants are advised to dial into the call at least 10 minutes prior to the start time.

Presentation slides and an audio replay will be archived on the website after the conclusion of the meeting. The audio replay will be available until Tuesday, April 25 at 12 p.m. Eastern at 719-457-0820, passcode #2495375.

Non-GAAP financial measures (including footnote)

Footnote (1) Expected accretion to non-GAAP diluted earnings per share from continuing operations reflects: (A) earnings from continuing operations, excluding (1) LIFO charges/(credits), (2) restructuring and employee severance, (3) amortization and acquisition-related costs, (4) impairments and (gain)/loss on disposal of assets, (5) litigation (recoveries)/charges, net, and (6) loss on extinguishment of debt, each net of tax, (B) divided by diluted weighted average shares outstanding.

Cardinal Health presents non-GAAP diluted earnings per share from continuing operations on a forward-looking basis. The most directly comparable forward-looking GAAP measure is diluted earnings per share from continuing operations. Cardinal Health is unable to provide a quantitative reconciliation of this forward-looking non-GAAP measure to the most directly comparable forward-looking GAAP measure, because Cardinal Health cannot reliably forecast LIFO charges/(credits), restructuring and employee severance, amortization and acquisition-related costs (which Cardinal Health expects to increase significantly as a result of the acquisition of the Patient Care, Deep Vein Thrombosis and Nutritional Insufficiency businesses), impairments and (gain)/loss on disposal of assets and litigation (recoveries)/charges, net, which are difficult to predict and estimate. Please note that the unavailable reconciling items could significantly impact Cardinal Health’s future financial results. These items could cause earnings per share and the accretion to earnings per share to differ materially from the company’s non-GAAP expectations.

About Cardinal Health

Cardinal Health Inc. is a global, integrated healthcare services and products company, providing customized solutions for hospitals, healthcare systems, pharmacies, ambulatory surgery centers, clinical laboratories and physician offices worldwide. The company provides clinically proven medical products and pharmaceuticals and cost-effective solutions that enhance supply chain efficiency. Cardinal Health connects patients, providers, payers, pharmacists and manufacturers for integrated care coordination and better patient management. Backed by nearly 100 years of experience, with more than 40,000 employees in nearly 60 countries, Cardinal Health ranks among the top 25 on the Fortune 500. For more information, visit cardinalhealth.com, follow @CardinalHealth on Twitter and connect on LinkedIn at linkedin.com/company/cardinal-health.

Cautions Concerning Forward-Looking Statements

This release contains forward-looking statements addressing Cardinal Health’s plans to acquire Medtronic’s Patient Care, Deep Vein Thrombosis and Nutritional Insufficiency businesses and other statements about future expectations, prospects, estimates and other matters that are dependent upon future events or developments. These statements may be identified by words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “will,” “should,” “could,” “would,” “project,” “continue,” “likely,” and similar expressions, and include statements reflecting future results, trends or guidance, statements of outlook and expense accruals. These matters are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. These risks and uncertainties include: the ability to successfully complete the acquisition of the Patient Care, Deep Vein Thrombosis and Nutritional Insufficiency businesses on a timely basis, including receipt of required regulatory approvals and satisfaction of other conditions; the conditions of the credit markets and the company’s ability to issue debt to fund the acquisition on acceptable terms; if the acquisition of the Patient Care, Deep Vein Thrombosis and Nutritional Insufficiency businesses is completed, the ability to retain the acquired businesses’ customers and employees, the ability to successfully integrate the acquired businesses into Cardinal Health’s operations, and the ability to achieve the expected synergies as well as accretion in earnings; competitive pressures in Cardinal Health’s various lines of business; the amount or rate of generic and branded pharmaceutical price appreciation or deflation and the timing of and benefit from generic pharmaceutical introductions; the ability to maintain the benefits from the generic sourcing venture with CVS Health; the risk of non-renewal or a default under one or more key customer or supplier arrangements or changes to the terms of or level of purchases under those arrangements; uncertainties due to government health care reform including proposals to modify or repeal the Affordable Care Act; uncertainties with respect to U.S. tax or trade laws, including proposals relating to a “border adjustment tax” or new import tariffs; changes in the distribution patterns or reimbursement rates for health care products and services; the effects of any investigation or action by any regulatory authority; and changes in foreign currency rates and the cost of commodities such as oil-based resins, cotton, latex and diesel fuel. Cardinal Health is subject to additional risks and uncertainties described in Cardinal Health’s Form 10-K, Form 10-Q and Form 8-K reports and exhibits to those reports. This release reflects management’s views as of April 18, 2017. Except to the extent required by applicable law, Cardinal Health undertakes no obligation to update or revise any forward-looking statement.